Exhibit 99.1

FOURTH AMENDMENT

TO LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of April 13, 2010, by and between COMERICA BANK (“Bank”) and NANOMETRICS INCORPORATED (“Borrower”), successor by merger to ACCENT OPTICAL TECHNOLOGIES NANOMETRICS, INC., successor by merger to NANOMETRICS IVS DIVISION, INC.

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of February 14, 2007, as amended from time to time, including, without limitation by that certain First Amendment to Loan and Security Agreement dated September 14, 2007, that certain Second Amendment to Loan and Security Agreement dated as of April 29, 2009 and that certain Third Amendment to Loan and Security Agreement dated as of June 15, 2009 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following definitions set forth in Exhibit A of the Agreement are amended and restated to read in their entirety as follows:

“‘Revolving Line’ means a Credit Extension of up to $20,000,000 (inclusive of any amounts outstanding under the Letter of Credit Sublimit, the Credit Card Services Sublimit and the Foreign Exchange Sublimit).”

“‘Revolving Maturity Date’ means April 30, 2012.”

2. The reference to “0.25%” in Section 2.5(b) of the Agreement is deleted and replaced with “0.1875%”.

3. Exhibit D to the Agreement is deleted and replaced with Exhibit D attached hereto.

4. Borrower acknowledges and agrees that it shall pay Bank a nonrefundable commitment fee in the amount of $15,000 on or before May 1, 2011.

5. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

6. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

7. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

8. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(d) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

NANOMETRICS, INC.

By:	/s/ James P. Moniz

Title:	CFO

COMERICA BANK

By:	/s/ Robert Shutt

Title:	SVP